Exhibit 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Corporate News Release	Dallas, Texas 75234
Celanese Corporation Reports Record Third Quarter 2011 Results; Raises 2011 Outlook

Third quarter highlights:

•	Net sales were $1,807 million, up 20% from prior year period

•	Operating profit was $196 million versus $221 million in prior year period

•	Net earnings were $167 million versus $145 million in prior year period

•	Diluted EPS from continuing operations was $1.05 versus $0.93 in prior year period

•	Operating EBITDA was $374 million, up 31% from prior year period

•	Adjusted EPS was $1.27, up 44% from prior year period

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions, except per share data) - Unaudited	2011	2010	2011	2010
Net sales	1,807	1,506	5,149	4,411
Operating profit (loss)	196	221	593	363
Net earnings (loss) attributable to Celanese Corporation	167	145	512	319
Operating EBITDA [1]	374	286	1,119	860
Diluted EPS - continuing operations	$1.05	$0.93	$3.21	$2.04
Diluted EPS - total	$1.05	$0.92	$3.22	$2.01
Adjusted EPS [2]	$1.27	$0.88	$3.89	$2.64
1 Non-U.S. GAAP measure. See reconciliation in Table 1.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.

Dallas, October 25, 2011: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2011 net sales of $1,807 million, a 20 percent increase from the prior year period, primarily driven by higher pricing across all operating segments and favorable currency impacts. The higher pricing was a result of elevated year-over-year industry utilization in its Acetyl Intermediates segment, the recovery of rising raw material costs and continued strong demand throughout its global businesses, particularly in Advanced Engineered Materials. Operating profit was $196 million compared with $221 million in the same period last year. Other charges and other adjustments totaled $43 million in the quarter and included costs associated with the company's successful polyacetal (POM) European capacity expansion. Net earnings were $167 million compared with $145 million in the same period last year. Diluted earnings per share from continuing operations were $1.05 compared with $0.93 in the prior year period.

Adjusted earnings per share in the third quarter of 2011 rose 44 percent to $1.27 from $0.88 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the current period were 17 percent and 159.0 million, respectively. Operating EBITDA was $374 million, a 31 percent increase from the third quarter of 2010. Adjusted earnings per share and operating EBITDA excluded other charges and other adjustments in both periods.

"Celanese delivered a record third quarter, which included record performances in Advanced Engineered Materials and Industrial Specialties, reflecting year-over-year demand growth across our businesses and execution of our strategic objectives," said David Weidman, chairman and chief executive officer. "We remain confident that Celanese's strong business fundamentals, including leading technology, low cost positions, broad end-market diversity and strong presence in emerging economies, will continue to drive growth and create value for shareholders throughout an economic cycle."

Third Quarter Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials delivered record operating EBITDA in the quarter as its innovative, high performance products continued to see healthy demand in its end-use applications, particularly automotive. Net sales for the third quarter of 2011 were $332 million compared with $271 million in the same period last year, driven by higher pricing, increased volumes, revenue associated with the company's recently acquired product lines and favorable currency impacts. During the quarter, the company opened the world's largest POM production facility, which is expected to meet the increased global demand for its innovative specialty solutions in polymer-based products. Operating profit in the third quarter of 2011 was $14 million compared with $63 million in the prior year period. The plant startup resulted in other charges and other adjustments of $19 million, primarily due to an inventory draw and related expenses. Third quarter 2010 results included a net gain of $22 million, primarily related to a reduction of legal reserves. The higher pricing and volumes offset higher raw material costs and increased spending primarily associated with geographic expansion into Asia. Operating EBITDA, which excluded the other charges and other adjustments, was $112 million compared with $90 million in the prior year period. Equity earnings from the company's affiliates totaled $52 million compared with $31 million in the third quarter of 2010, primarily driven by higher earnings in its Ibn Sina venture, which provides an economic hedge against raw material costs.

Consumer Specialties
Consumer Specialties continued to deliver solid results as its leading global positions benefited from favorable industry fundamentals. Net sales in the third quarter of 2011 were $298 million compared with $288 million in the prior year period, as higher pricing offset slightly lower volumes. Volumes in the company's Acetate Products business were impacted by a temporary manufacturing outage in the current period, but were partially offset by higher volumes in the company's Nutrinova business. Operating profit was $66 million compared with $71 million in the same period last year as the higher pricing offset higher raw material and energy costs, but did not fully offset increased spending associated with the temporary manufacturing outage. Operating EBITDA was $78 million compared with $81 million in the same period last year.

Industrial Specialties
Industrial Specialties delivered record operating EBITDA in the quarter as increased global demand for its innovative product offerings resulted in strong results and sustained margins. Net sales in the third quarter of 2011 were $332 million compared with $276 million in the same period last year, primarily driven by higher pricing and demand for innovative applications in the emulsions and EVA performance polymers businesses, particularly in the growing Asia region. The higher pricing was largely due to pricing actions to successfully recover rising raw material costs, particularly for ethylene and related products. Operating profit in the current period was $30 million compared with $50 million in the same period last year. Third quarter 2010 results included $25 million associated with insurance proceeds related to the EVA production outage in 2009. Operating EBITDA, which excluded the insurance proceeds in the prior year period, increased to $43 million from $36 million in the same period last year, as higher pricing more than offset rising raw material costs.

Acetyl Intermediates
Acetyl Intermediates delivered year-over-year earnings growth and expanded margins as it benefited from favorable industry conditions and its advantaged technology and cost positions. Net sales for the third quarter of 2011 increased to $975 million from $777 million in the prior year period, primarily driven by higher pricing for all major acetyl derivative product lines. Higher pricing in the quarter reflected elevated year-over-year industry utilization due to planned and unplanned production outages of multiple acetyl producers and robust end-market demand for acetyl products. The higher pricing also reflected the recovery of higher raw material costs as compared to the prior year period. Operating profit in the current period increased to $128 million from $81 million in the prior year period on expanded margins. Operating EBITDA was $168 million compared with $110 million in the same period last year.

Taxes
The tax rate for adjusted earnings per share was 17 percent in the third quarter of 2011 compared with 20 percent in the third quarter of 2010. The effective tax rate for continuing operations for the third quarter of 2011 was 17 percent compared with 23 percent in the prior year period. The decrease in the effective tax rate is primarily due to decreases in uncertain tax positions that occurred during the current period. Net cash tax payments were $48 million in the first nine months of 2011 compared with cash taxes paid of $104 million in the first nine months of 2010. The decrease in cash taxes paid is primarily the result of tax refunds received in certain jurisdictions. The tax rate for the company's adjusted earnings per share is forecasted to be 17 percent for 2011.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company's earnings and operating EBITDA, were $58 million in the third quarter of 2011, a $20 million increase from the prior year period's results. Equity and cost investment dividends, which are included in cash flows, were $48 million, a $19 million increase from the prior year period.

Earnings in equity investments for Ticona's strategic affiliates in Asia in the third quarter of 2011 were $18 million, a $4 million increase from the prior year period, while proportional affiliate EBITDA in excess of equity net earnings decreased to $17 million from $20 million in the prior year period. Earnings in equity investments for Ticona's strategic affiliates in the Middle East, which include its Ibn Sina affiliate, increased to $34 million from $17 million in the prior year period, primarily driven by higher margins. Proportional affiliate EBITDA in excess of equity net earnings for the Middle Eastern affiliates was $9 million, a $3 million increase from the prior year.

The company's total proportional affiliate EBITDA for the third quarter of 2011 increased to $98 million from $73 million in the prior year period and was $41 million more than reported in the company's operating EBITDA. As of September 30, 2011, the company's total proportional net debt of affiliates was $110 million.

Cash Flow
During the first nine months of 2011, the company generated $481 million in cash from operating activities, a $118 million increase from the prior year period's results. The increase was primarily driven by higher company earnings, partially offset by increased working capital and higher pension contributions. During the first nine months of 2011, the company invested in future operating efficiencies and capacity expansions, spending $174 million of capital expenditures related to its successful relocation of Ticona's operations in Kelsterbach, Germany. The company also received a final payment of $158 million related to the relocation during the period. Cash used in investing activities during the first nine months of 2011 was $296 million compared with $381 million in the same period last year. Results for the first nine months of 2010 included $219 million related to the Ticona relocation and a cash outflow of $46 million related to the company's acquisition of the Zenite® LCP and Thermx® PCT product lines from DuPont Performance Polymers. Net cash used in financing activities during the first nine months of 2011 was $224 million compared with $332 million in the prior year period.

During the first nine months of 2011, the company used a net of $154 million to repay debt, $128 million in contributions for its pension and OPEB fund, and $28 million to repurchase shares. Net debt at the end of the third quarter of 2011 was $2,350 million, a $128 million decrease from the end of 2010.

Outlook
Based on its strong performance in the third quarter, the company increased its outlook for full year 2011 results. The company now expects 2011 adjusted earnings per share to be approximately $1.30 higher than 2010's results of $3.37, an increase of $0.10 per share from its previous outlook. Operating EBITDA is now expected to be approximately $280 million higher than 2010's results of $1,122 million. These expectations are based on a tax rate of 17 percent and diluted share count of 159 million shares. The company had previously expected 2011 adjusted earnings per share and operating EBITDA to be approximately $1.20 and $275 million higher than 2010, respectively.
"For the remainder of the year, we expect to see year-over-year earnings growth and typical fourth quarter seasonality. The temporarily expanded third quarter margins in acetyls should moderate to more normal levels in the fourth quarter of 2011," said Weidman. "Based on our business model and strong fundamentals, we remain well positioned to achieve our 2013 earnings growth objectives."

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,250 employees worldwide and had 2010 net sales of $5.9 billion, with approximately 72% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedule acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.

Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions, except share and per share data)	2011	2010	2011	2010
Net sales	1,807	1,506	5,149	4,411
Cost of sales	(1,406)	(1,160)	(3,987)	(3,544)
Gross profit	401	346	1,162	867
Selling, general and administrative expenses	(140)	(125)	(408)	(373)
Amortization of intangible assets	(17)	(15)	(50)	(45)
Research and development expenses	(24)	(17)	(72)	(52)
Other (charges) gains, net	(24)	36	(39)	(47)
Foreign exchange gain (loss), net	1	(1)	1	1
Gain (loss) on disposition of businesses and asset, net	(1)	(3)	(1)	12
Operating profit (loss)	196	221	593	363
Equity in net earnings (loss) of affiliates	57	37	146	131
Interest expense	(54)	(48)	(166)	(146)
Refinancing expense	—	(16)	(3)	(16)
Interest income	1	—	2	2
Dividend income - cost investments	1	1	80	73
Other income (expense), net	—	(4)	9	1
Earnings (loss) from continuing operations before tax	201	191	661	408
Income tax (provision) benefit	(34)	(44)	(151)	(85)
Earnings (loss) from continuing operations	167	147	510	323
Earnings (loss) from operation of discontinued operations	—	(3)	3	(8)
Gain (loss) on disposition of discontinued operations	—	—	—	2
Income tax (provision) benefit, discontinued operations	—	1	(1)	2
Earnings (loss) from discontinued operations	—	(2)	2	(4)
Net earnings (loss)	167	145	512	319
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	167	145	512	319
Cumulative preferred stock dividends	—	—	—	(3)
Net earnings (loss) available to common shareholders	167	145	512	316
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	1.07	0.94	3.27	2.08
Discontinued operations	—	(0.01)	0.01	(0.03)
Net earnings (loss) - basic	1.07	0.93	3.28	2.05
Earnings (loss) per common share - diluted
Continuing operations	1.05	0.93	3.21	2.04
Discontinued operations	—	(0.01)	0.01	(0.03)
Net earnings (loss) - diluted	1.05	0.92	3.22	2.01
Weighted average shares (in millions)
Basic	156.2	155.9	156.1	154.2
Diluted	159.0	157.9	159.0	158.4

Consolidated Balance Sheets - Unaudited

(in $ millions)	As of September 30, 2011	As of December 31, 2010

ASSETS
Current assets
Cash & cash equivalents	704	740
Trade receivables - third party and affiliates, net	978	827
Non-trade receivables, net	203	253
Inventories	777	610
Deferred income taxes	101	92
Marketable securities, at fair value	64	78
Assets held for sale	—	9
Other assets	71	59
Total current assets	2,898	2,668
Investments in affiliates	841	838
Property, plant and equipment, net	3,233	3,017
Deferred income taxes	412	443
Other assets	334	289
Goodwill	780	774
Intangible assets, net	213	252
Total assets	8,711	8,281

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	161	228
Trade payables - third party and affiliates	713	673
Other liabilities	583	596
Deferred income taxes	27	28
Income taxes payable	129	17
Total current liabilities	1,613	1,542
Long-term debt	2,893	2,990
Deferred income taxes	116	116
Uncertain tax positions	205	273
Benefit obligations	1,214	1,359
Other liabilities	1,214	1,075
Commitments and contingencies
Shareholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(857)	(829)
Additional paid-in capital	601	574
Retained earnings	2,338	1,851
Accumulated other comprehensive income (loss), net	(626)	(670)
Total Celanese Corporation shareholders' equity	1,456	926
Noncontrolling interests	—	—
Total shareholders' equity	1,456	926
Total liabilities and shareholders' equity	8,711	8,281

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Net Sales
Advanced Engineered Materials	332	271	1,006	835
Consumer Specialties	298	288	855	817
Industrial Specialties	332	276	951	787
Acetyl Intermediates	975	777	2,702	2,283
Other Activities [1]	—	—	1	1
Intersegment eliminations	(130)	(106)	(366)	(312)
Total	1,807	1,506	5,149	4,411
Operating Profit (Loss)
Advanced Engineered Materials	14	63	79	151
Consumer Specialties	66	71	168	105
Industrial Specialties	30	50	83	78
Acetyl Intermediates	128	81	392	149
Other Activities [1]	(42)	(44)	(129)	(120)
Total	196	221	593	363
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	18	(22)	52	(22)
Consumer Specialties	3	1	18	84
Industrial Specialties	—	(25)	—	(25)
Acetyl Intermediates	12	2	(7)	56
Other Activities [1]	10	11	17	6
Total	43	(33)	80	99
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	27	19	65	53
Consumer Specialties	9	8	27	28
Industrial Specialties	12	11	34	31
Acetyl Intermediates	25	23	75	72
Other Activities [1]	4	3	10	9
Total	77	64	211	193
Business Operating EBITDA
Advanced Engineered Materials	59	60	196	182
Consumer Specialties	78	80	213	217
Industrial Specialties	42	36	117	84
Acetyl Intermediates	165	106	460	277
Other Activities [1]	(28)	(30)	(102)	(105)
Total	316	252	884	655
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	53	30	127	113
Consumer Specialties	—	1	80	74
Industrial Specialties	1	—	1	—
Acetyl Intermediates	3	4	7	7
Other Activities [1]	1	(1)	20	11
Total	58	34	235	205
Operating EBITDA
Advanced Engineered Materials	112	90	323	295
Consumer Specialties	78	81	293	291
Industrial Specialties	43	36	118	84
Acetyl Intermediates	168	110	467	284
Other Activities [1]	(27)	(31)	(82)	(94)
Total	374	286	1,119	860
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Net earnings (loss) attributable to Celanese Corporation	167	145	512	319
(Earnings) loss from discontinued operations	—	2	(2)	4
Interest income	(1)	—	(2)	(2)
Interest expense	54	48	166	146
Refinancing expense	—	16	3	16
Income tax provision (benefit)	34	44	151	85
Depreciation and amortization expense [2]	77	64	211	193
Other charges (gains), net [1]	24	(36)	39	47
Other adjustments [1]	19	3	41	52
Operating EBITDA	374	286	1,119	860
Detail by Segment
Advanced Engineered Materials	112	90	323	295
Consumer Specialties	78	81	293	291
Industrial Specialties	43	36	118	84
Acetyl Intermediates	168	110	467	284
Other Activities [3]	(27)	(31)	(82)	(94)
Operating EBITDA	374	286	1,119	860
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense associated with plant closures as detailed in the table below and included in Other adjustments above.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Advanced Engineered Materials	—	—	3	4
Consumer Specialties	—	1	7	1
Industrial Specialties	—	—	—	—
Acetyl Intermediates	—	—	—	20
Other Activities [3]	—	1	—	1
Accelerated depreciation and amortization expense	—	2	10	26
Depreciation and amortization expense [2]	77	64	211	193
Total depreciation and amortization expense	77	66	221	219
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	5	7	5	5	(1)	22
Consumer Specialties	(3)	6	1	—		4
Industrial Specialties	—	15	5	—		20
Acetyl Intermediates	(2)	23	5	—		26
Total Company	(1)	17	5	(1)	(2)	20

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	4	8	4	5	(1)	21
Consumer Specialties	—	5	1	—		6
Industrial Specialties	3	13	4	—		20
Acetyl Intermediates	(4)	18	4	—		18
Total Company	(1)	14	4	—	(2)	17
1  Includes the effects of the two product lines acquired in May 2010 from DuPont Performance Polymers .
2  Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

Table 3
Cash Flow Information - Unaudited

	Nine Months Ended September 30,
(in $ millions)	2011	2010
Net cash provided by operating activities	481	363
Net cash provided by (used in) investing activities [1]	(296)	(381)
Net cash used in financing activities	(224)	(332)
Exchange rate effects on cash	3	(20)
Cash and cash equivalents at beginning of period	740	1,254
Cash and cash equivalents at end of period	704	884
1  2011 and 2010 include $174 and $219 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation. 2011 includes $158 million of cash proceeds related to the Ticona Kelsterbach plant relocation.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Dividends from equity investments	47	28	165	120
Dividends from cost investments	1	1	80	73
Total	48	29	245	193

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

(in $ millions)	As of September 30, 2011	As of December 31, 2010
Short-term borrowings and current installments of long-term debt - third party and affiliates	161	228
Long-term debt	2,893	2,990
Total debt	3,054	3,218
Less: Cash and cash equivalents	704	740
Net Debt	2,350	2,478

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended September 30,				Nine Months Ended September 30,
(in $ millions, except share and per share data)	2011		2010		2011		2010
		per share		per share		per share		per share
Earnings (loss) from continuing operations	167	1.05	147	0.93	510	3.21	323	2.04
Deduct: Income tax (provision) benefit	(34)		(44)		(151)		(85)
Earnings (loss) from continuing operations before tax	201		191		661		408
Other charges and other adjustments [1]	43		(33)		80		99
Refinancing - related expenses	(1)		16		5		16
Adjusted earnings (loss) from continuing operations before tax	243		174		746		523
Income tax (provision) benefit on adjusted earnings [2]	(41)		(35)		(127)		(105)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	202	1.27	139	0.88	619	3.89	418	2.64
Diluted shares (in millions) [3]
Weighted average shares outstanding		156.2		155.9		156.1		154.2
Assumed conversion of preferred stock		—		—		—		2.1
Dilutive restricted stock units		0.9		0.3		0.9		0.3
Dilutive stock options		1.9		1.7		2.0		1.8
Total diluted shares		159.0		157.9		159.0		158.4
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% for the three and nine months ended September 30, 2011 and 20% for the three and nine months ended September 30, 2010.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Employee termination benefits	5	17	18	26
Ticona Kelsterbach plant relocation	14	7	43	17
Plumbing actions	(2)	(26)	(6)	(40)
Insurance recoveries	—	(18)	—	(18)
Asset impairments	—	—	—	73
Plant/office closures	—	(1)	—	4
Commercial disputes	7	(15)	(15)	(15)
Other	—	—	(1)	—
Total	24	(36)	39	47

Other Adjustments: [1]
	Three Months Ended September 30,		Nine Months Ended September 30,		Income Statement
(in $ millions)	2011	2010	2011	2010	Classification
Business optimization	2	3	7	10	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	5	(5)	7	(7)	Cost of sales
Plant closures	2	3	15	12	Cost of sales / SG&A
Contract termination	—	—	—	22	Cost of sales
(Gain) loss on disposition of assets	(1)	—	(1)	(14)	(Gain) loss on disposition
Write-off of other productive assets	—	—	(1)	17	Cost of sales
Commercial disputes	7	—	7	—	Cost of sales
Other	4	2	7	12	Various
Total	19	3	41	52
Total other charges and other adjustments	43	(33)	80	99
1 These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Net Sales
Ticona Affiliates - Asia [1]	428	393	1,232	1,143
Ticona Affiliates - Middle East [2]	334	216	851	718
Infraserv Affiliates [3]	540	473	1,597	1,491
Total	1,302	1,082	3,680	3,352
Operating Profit
Ticona Affiliates - Asia [1]	56	51	151	179
Ticona Affiliates - Middle East [2]	163	84	369	316
Infraserv Affiliates [3]	33	23	100	70
Total	252	158	620	565
Depreciation and Amortization
Ticona Affiliates - Asia [1]	20	22	57	63
Ticona Affiliates - Middle East [2]	8	9	38	25
Infraserv Affiliates [3]	29	25	84	75
Total	57	56	179	163
Affiliate EBITDA
Ticona Affiliates - Asia [1]	76	73	208	242
Ticona Affiliates - Middle East [2]	171	93	407	341
Infraserv Affiliates [3]	62	48	184	145
Total	309	214	799	728
Net Income
Ticona Affiliates - Asia [1]	39	32	103	107
Ticona Affiliates - Middle East [2]	145	75	328	283
Infraserv Affiliates [3]	16	20	66	55
Total	200	127	497	445
Net Debt
Ticona Affiliates - Asia [1]	134	90	134	90
Ticona Affiliates - Middle East [2]	(115)	(68)	(115)	(68)
Infraserv Affiliates [3]	239	261	239	261
Total	258	283	258	283
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2011	2010	2011	2010
Proportional Net Sales
Ticona Affiliates - Asia [1]	198	181	570	528
Ticona Affiliates - Middle East [2]	84	55	213	180
Infraserv Affiliates [3]	178	155	526	489
Total	460	391	1,309	1,197
Proportional Operating Profit
Ticona Affiliates - Asia [1]	26	24	71	83
Ticona Affiliates - Middle East [2]	41	21	92	79
Infraserv Affiliates [3]	10	7	32	22
Total	77	52	195	184
Proportional Depreciation and Amortization
Ticona Affiliates - Asia [1]	9	10	26	29
Ticona Affiliates - Middle East [2]	2	2	10	6
Infraserv Affiliates [3]	10	9	28	25
Total	21	21	64	60
Proportional Affiliate EBITDA
Ticona Affiliates - Asia [1]	35	34	97	112
Ticona Affiliates - Middle East [2]	43	23	102	85
Infraserv Affiliates [3]	20	16	60	47
Total	98	73	259	244
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Ticona Affiliates - Asia [1]	18	14	48	50
Ticona Affiliates - Middle East [2]	34	17	77	64
Infraserv Affiliates [3]	5	6	21	17
Total	57	37	146	131
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Ticona Affiliates - Asia [1]	17	20	49	62
Ticona Affiliates - Middle East [2]	9	6	25	21
Infraserv Affiliates [3]	15	10	39	30
Total	41	36	113	113
Proportional Net Debt
Ticona Affiliates - Asia [1]	60	40	60	40
Ticona Affiliates - Middle East [2]	(29)	(17)	(29)	(17)
Infraserv Affiliates [3]	79	87	79	87
Total	110	110	110	110
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).